Exhibit 99.1

3D Systems Announces Replacement of
Chief Financial Officer

ROCK HILL, S.C., February 14, 2007 — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions, announced today that Fred R. Jones has stepped down by mutual agreement as its Vice President and Chief Financial Officer.  The company also announced that he will be retiring from the company following a transition period.  Mr. Jones has a previously agreed-upon separation arrangement with the company, which the company and Mr. Jones are in the process of reviewing.

Gerald J. Pribanic has been appointed interim Vice President and Chief Financial Officer while the company searches for a permanent replacement for Mr. Jones.

Mr. Pribanic is a partner with Tatum, LLC, an executive services firm, and has been acting as a consultant to the company since November 2006 on various finance matters.  He previously served as Senior Vice President and Chief Financial Officer of Milliken & Company and as Executive Vice President and Chief Financial Officer of Maytag Corporation, and he has wide-ranging financial experience.

The company said that it has retained a national search firm to conduct a search for Mr. Jones’ permanent replacement.

About 3D Systems Corporation

3D Systems is a leading provider of Rapid 3-D Printing, Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.